Exhibit 99.1

Vestis Announces Completion of Refinancing Transaction

ATLANTA – February 22, 2024 –Vestis (NYSE: VSTS), a leading provider of uniforms and workplace supplies, today announced the successful refinancing of its $800 million 2-year Term Loan A-1 with an $800 million 7-year Term Loan B. The transaction is net leverage neutral and extends the debt maturity by more than five years to 2031.

The new Term Loan B is priced at the Secured Overnight Financing Rate (SOFR) plus 225 basis points, was issued with 0.25% original issue discount and will adjust to SOFR plus 200 basis points after Vestis reaches 3.30x net leverage as defined in the credit agreement.

“We are pleased to announce a successful refinancing, with a Term Loan B structure that reflects our commitment to de-leveraging. The ability to extend our debt maturity from two years to seven years enhances our financial position to advance our strategic plan and drive strong shareholder returns,” said Vestis Chief Financial Officer Rick Dillon. “We remain confident in the strength of our capital allocation strategy and our ability to improve our leverage profile by achieving our optimal net leverage range of 1.5x to 2.5x by FY26.”

In addition to the new Term Loan B, the Company has $691 million remaining on its existing Term Loan A-2 and an undrawn $300 million revolving credit facility, both of which mature in 2028.

Additional details on the terms of the amendment to the credit agreement are available in the Company’s 8-K filed with the Securities and Exchange Commission on February 22, 2024.

The refinancing transaction was led by Wells Fargo Securities, LLC.

About VESTIS™
Vestis is a leader in the B2B uniforms and workplace supplies category. Vestis provides uniform services and workplace supplies to a broad range of North American customers from Fortune 500 companies to locally owned small businesses across a broad set of end sectors. The Company’s comprehensive service offering primarily includes a full-service uniform rental program, floor mats, towels, linens, managed restroom services, first aid supplies, and cleanroom and other specialty garment processing.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws regarding Vestis’ strategic plan, shareholder returns and ability to improve its leverage profile. These forward-looking statements are subject to risks and uncertainties that may change at any time, and actual results or outcomes may differ materially from those that we expected. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict including, but not limited to: unfavorable economic conditions; increases in fuel and energy costs; the failure to retain current customers, renew existing customer contracts and obtain new customer contracts; natural disasters, global calamities, climate change, pandemics, strikes and other adverse incidents; increased operating costs and obstacles to cost recovery due to the pricing and cancellation terms of our support services contracts; a determination by our customers to reduce their outsourcing or use of preferred vendors; risks associated with suppliers from whom our products are sourced; challenge of contracts by our customers; our expansion strategy and our ability to successfully integrate the businesses we acquire and costs and timing related thereto; currency risks and other risks associated with international operations; our inability to hire and retain key or sufficient qualified personnel or increases in labor costs; continued or further unionization of our workforce; liability resulting from our participation in multiemployer-defined benefit pension plans; liability associated with noncompliance with applicable law or other governmental regulations; laws and governmental regulations including those relating to the environment, wage and hour and government contracting; increases or changes in income tax rates or tax-related laws; new interpretations of or changes in the enforcement of the government regulatory framework; a cybersecurity incident or other disruptions in the availability of our computer systems or privacy breaches; stakeholder expectations relating to environmental, social and governance considerations; the expected benefits of the separation from Aramark and the risk that conditions to the separation will not be satisfied; the risk of increased costs from lost synergies; retention of existing management team members as a result of the separation from Aramark; reaction of customers, employees and other parties to the separation from Aramark, and the impact of the separation on our business; our leverage and ability to meet debt obligations; any failure by Aramark to perform its obligations under the various separation agreements entered into in connection with the separation and distribution; a determination by the IRS that the distribution or certain related transactions are taxable; and the and the timing and occurrence (or non-occurrence) of other transactions, events and circumstances which may be beyond our control. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see Vestis’ filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts

Investors
ir@vestis.com
470-924-1293

Media
Danielle Holcomb
470-716-0917
danielle.holcomb@vestis.com